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                                                                      EXHIBIT 11

                        COMPUTATION OF PER SHARE EARNINGS

                                                              QUARTER ENDED                                SIX MONTHS ENDED
                                                                 JUNE 25,                                      JUNE 25,
                                                       ---------------------------                   ---------------------------
                                                       1998                   1997                   1998                   1997
                                                       ----                   ----                   ----                   ----
Net Income                                         $ 8,721,000            $ 8,471,000            $16,372,000            $15,713,000

Shares used to compute
   earnings per share                               19,280,800             19,227,776             19,275,086             19,225,019

Earnings Per Share - Basic                            $0.45                  $0.44                  $0.85                  $0.82

Shares used to compute
   earnings per share including
   common stock equivalents - Diluted               19,391,618             19,420,911             19,400,044             19,418,154

Earnings Per Share - Diluted                          $0.45                  $0.44                  $0.84                  $0.81


                                      -15-


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